EXHIBIT 1.1


                   STRUCTURED ASSET SECURITIES CORPORATION
             MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-27A

                                 TERMS AGREEMENT

                                                      Dated: December 23, 2002


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of December 1, 2002 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

SERIES DESIGNATION:     SERIES 2002-27A.

TERMS OF THE SERIES 2002-27A CERTIFICATES: Structured Asset Securities Corporation, Series 2002-27A Mortgage Pass-Through Certificates, Class 1-A, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class B1, Class B2, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

REGISTRATION STATEMENT: File Number 333-92140.

CERTIFICATE RATINGS: It is a condition of Closing that at the Closing Date the Class 1-A, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2 and Class R Certificates be rated "AAA" by Standard & Poor's, A Division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc. ("Fitch"); the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P and the Class B3 Certificates be rated "BBB" by S&P.

TERMS OF SALE OF OFFERED CERTIFICATES: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

CUT-OFF DATE:     December 1, 2002.

CLOSING DATE: 10:00 A.M., New York time, on or about December 30, 2002. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

                                Terms Agreement

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                           LEHMAN BROTHERS INC.


                                           By:   ___________________________
                                                 Name:  Michael C. Hitzmann
                                                 Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:   ___________________________
      Name:  Michael C. Hitzmann
      Title: Vice President

                                   SCHEDULE 1

                     INITIAL CERTIFICATE
                          PRINCIPAL          CERTIFICATE       PURCHASE PRICE
       CLASS              AMOUNT(1)         INTEREST RATE        PERCENTAGE
       -----         --------------------   -------------      --------------
        1-A             $29,615,000        Adjustable(2)            100%
        2-A1           $299,778,000        Adjustable(2)            100%
        2-A2                    (3)           4.85(3)               100%
        3-A1            $25,065,000        Adjustable(2)            100%
        3-A2                    (3)           5.45%(3)              100%
        4-A1           $150,293,000        Adjustable(2)            100%
        4-A2                    (3)           5.35%(3)              100%
        5-A1            $25,014,000        Adjustable(2)            100%
        5-A2                    (3)           5.45%(3)              100%
         B1             $13,868,000        Adjustable (2)           100%
         B2              $4,160,000        Adjustable(2)            100%
         B3              $2,773,000        Adjustable(2)            100%
         R                     $100        Adjustable(2)            100%
----------

(1)   These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 2-A2, Class 3-A2, Class 4-A2 and Class 5-A2 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement (the initial notional amounts of these bonds will be approximately $46,439,868, $1,127,069, $8,652,258 and
      $372,660, respectively). After the Distribution Date in October 2007, the Class 2-A2 Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in October 2007, the Class 3-A2 Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in November 2009, the Class 4-A2 Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in October 2007, the Class 5-A2 Certificates will no longer be entitled to receive distributions of any kind.